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EXHIBIT 10.7

DATE:	June 11, 2007
TO:	Molson Coors Brewing Company
ATTENTION:	Mike Rumley, Director, Global Pensions & Financial Risk Management
TELEPHONE:	(303) 277-5674
FACSIMILE:	(303) 277-7168
FROM:	Morgan Stanley & Co. International plc
TELEPHONE:	(212) 762-4242
FACSIMILE:	(212) 507-3567
SUBJECT:	Equity Derivatives Confirmation
REFERENCE NUMBER(S):

The purpose of this facsimile agreement (this "Confirmation") is to confirm the terms and conditions of the transaction entered into between Morgan Stanley & Co. International plc ("Morgan Stanley"), represented by Morgan Stanley Bank ("Agent"), as its agent, and Molson Coors Brewing Company ("Counterparty") on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

Agent is acting as agent for Morgan Stanley but does not guarantee the performance of Morgan Stanley or Counterparty. Morgan Stanley is not a member of the Securities Investor Protection Corporation. Agent, Morgan Stanley and Counterparty each hereby acknowledges that any transactions by Morgan Stanley or Agent in the Shares will be undertaken by Morgan Stanley as principal for its own account, and all of the actions to be taken by Morgan Stanley and Agent in connection with the Transaction, including but not limited to any exercise of any Warrants, shall be taken by Morgan Stanley or Agent independently and without any advance or subsequent consultation with Counterparty. Agent is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act (as defined below) in respect of the Warrants described hereunder.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern. For the purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Morgan Stanley and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the "Agreement") in the form of the ISDA 2002 Master Agreement (the "ISDA Form") as if Morgan Stanley and Counterparty had executed an agreement in such form (without any Schedule but with the "Cross-Default" provisions of Section 5(a)(vi) applicable to Counterparty with a "Threshold" of $50,000,000 and with such other elections set forth in this Confirmation; provided, however, that Section 5(a)(vi) shall be amended by deleting the phrase ", or becoming capable at such time of being declared," appearing after the word "becoming" in the seventh line thereof). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2.
The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:
Trade Date:	June 11, 2007.
Effective Date:	June 15, 2007.
Components:
The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.
Warrant Style:	European.
Warrant Type:	Call.
Seller:	Counterparty.
Buyer:	Morgan Stanley.
Shares:	The Class B common stock, par value USD 0.01 per share, of Counterparty.
Number of Warrants:	For each Component, as provided in Annex B to this Confirmation.
Strike Price:	USD 140.176.
Premium:	USD 14,867,390.
Premium Payment Date:	The Effective Date.
Exchange:	The New York Stock Exchange.
Related Exchanges:	All Exchanges.
Calculation Agent:
Morgan Stanley. The Calculation Agent shall, upon reasonable written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and data applied.

Procedure for Exercise:
In respect of any Component:
Expiration Date:
As provided in Annex B to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for the Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. "Final Disruption Date" means February 20, 2014. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.
Automatic Exercise:	Applicable. Solely for purposes of this provision, Section 3.4 of the Equity Definitions shall govern, and the Transaction shall be deemed to be a Cash-settled Call Option.
Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words "during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be," in clause (ii) thereof, and by amending and restating clause (a)(iii) thereof in its entirety to read as follows: "(iii) an Early Closure that the Calculation Agent determines is material."

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term "Scheduled Closing Time" in the fourth line thereof.
Settlement Terms:
In respect of any Component:
Net Share Settlement:
On each Settlement Date, Counterparty shall deliver to Morgan Stanley a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Morgan Stanley, and cash in lieu of any fractional shares valued at the Relevant Price for the Valuation Date corresponding to such Settlement Date. If, in the good faith reasonable judgment of Morgan Stanley, the Shares deliverable hereunder would not be immediately freely transferable by Morgan Stanley under Rule 144(k) under the U.S. Securities Act of 1933, as amended (the "Securities Act"), then Morgan Stanley may elect to either (x) accept delivery of such Shares notwithstanding the fact that such Shares are not freely transferable by Morgan Stanley under Rule 144(k) or (y) require that such delivery take place pursuant to the provisions set forth opposite the caption "Registration/Private Placement Procedures" below.
Net Share Amount:
For any Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to the product of (i) the number of Warrants being exercised or deemed exercised on such Exercise Date, and (ii) the excess, if any, of the Relevant Price for the Valuation Date occurring on such Exercise Date over the Strike Price (such product, the "Net Share Settlement Amount"), divided by such Relevant Price.
Relevant Price:
On any Valuation Date, the volume weighted average price per Share as displayed under the heading "Bloomberg VWAP" on Bloomberg Page TAP.N <equity> AQR on such Valuation Date (or if such volume weighted average price is not available, the Calculation Agent's reasonable, good faith estimate of such price on such Valuation Date).
Settlement Currency:	USD.

Other Applicable Provisions:
The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-Settled" shall be read as references to "Net Share Settled". "Net Share Settled" in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.
Dividends:
In respect of any Component:
Dividend Adjustments:
In the event that Counterparty pays a Relevant Dividend, then in lieu of any adjustments as provided under "Method of Adjustment" below, on the ex dividend date for such Relevant Dividend, the Calculation Agent shall adjust (i) the Strike Price by multiplying the Strike Price previously in effect by the Adjustment Ratio for such Relevant Dividend and (ii) the Number of Warrants by dividing the Number of Warrants previously in effect by such Adjustment Ratio.
Adjustment Ratio:
For any Relevant Dividend, a fraction (A) the numerator of which is equal to the Current Market Price of the Shares minus the amount of the excess of such Relevant Dividend over the Regular Dividend and (B) the denominator of which is the Current Market Price of the Shares.
Current Market Price:	For any Relevant Dividend, the closing price of the Shares on the Exchange on the Exchange Business Day immediately preceding the ex-dividend date for such Relevant Dividend.
Relevant Dividend:
Any cash dividend or distribution (other than an Extraordinary Dividend) in excess of a Regular Dividend that has an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date (it being understood, for the avoidance of doubt, that such term shall not include (i) a distribution of cash by Counterparty as payment of consideration in connection with a Tender Offer or (ii) a distribution in connection with the liquidation, dissolution or winding up of Counterparty).

Regular Dividend:
For the first cash dividend or distribution for which the ex-dividend date occurs within any regular dividend period (based on quarterly dividends) of Counterparty, USD 0.32 per Share (subject to adjustment for any Potential Adjustment Event or Extraordinary Event as otherwise provided herein), and, for any subsequent cash dividend or distribution for which the ex-dividend date occurs within the same regular dividend period, zero.
Extraordinary Dividend:
As determined by the Calculation Agent, (i) any cash dividend declared on the Shares at a time when the Issuer has not previously declared or paid dividends on the Shares for the prior four quarterly periods; (ii) any increase, by more than 25% from the previous period, in the cash dividends paid on the Shares; (iii) any payment by the Issuer to shareholders that the Issuer announces will be an extraordinary dividend; (iv) any payment by the Issuer to shareholders out of the Issuer's capital and surplus; or (v) any other "special" cash or non-cash dividend on, or distribution with respect to, the Shares which is, by its terms or declared intent, declared and paid outside the normal operations or normal dividend procedures of the Issuer.
Adjustments:
In respect of any Component:
Method of Adjustment:
Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended by replacing the words "diluting or concentrative" in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word "material" and by adding the words "or the Transaction" after the words "theoretical value of the relevant Shares" in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided further that adjustments may be made to account for changes in volatility, expected dividends, expected correlation, stock loan rate and liquidity relative to the relevant Share.
Consequences of Merger Events:
New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with "publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)".
(a) Share-for-Share:	Modified Calculation Agent Adjustment.
(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination).
Tender Offer:
Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by adding ", or of the outstanding Shares," before "of the Issuer" in the fourth line thereof. Sections 12.1(e) and 12.1(1)(ii) of the Equity Definitions are hereby amended by adding "or Shares, as applicable," after "voting shares".
Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment.
(b) Share-for-Other:	Modified Calculation Agent Adjustment.
(c) Share-for-Combined:	Modified Calculation Agent Adjustment.
Nationalization, Insolvency and Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. For the avoidance of doubt, the occurrence of any event that is a Merger Event and would otherwise have been a Delisting will have the consequence specified for the relevant Merger Event.
Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by replacing the phrase "the interpretation" in the third line thereof with the phrase "or public announcement of the formal or informal interpretation" and (ii) immediately following the word "Transaction" in clause (X) thereof, adding the phrase "in the manner contemplated by the Hedging Party on the Trade Date".
Failure to Deliver:	Inapplicable
Insolvency Filing:	Applicable
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	250 basis points per annum
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	25 basis points per annum

Increased Cost of Hedging:	Applicable
Hedging Disruption:	Applicable
Hedging Party:	Morgan Stanley for all applicable Additional Disruption Events
Determining Party:	Morgan Stanley for all applicable Additional Disruption Events
Acknowledgements:
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

Mutual Representations: Each of Morgan Stanley and Counterparty represents and warrants to, and agrees with, the other party that:

  (i)
  Tax Disclosure.    Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

  (ii)
  Commodity Exchange Act.    It is an "eligible contract participant" within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the "CEA"). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a "trading facility" as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

  (iii)
  Securities Act.    It is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act, or an "accredited investor" as defined under the Securities Act.

  (iv)
  Investment Company Act.    It is a "qualified purchaser" as defined under the U.S. Investment Company Act of 1940, as amended.

  (v)
  ERISA.    The assets used in the Transaction (1) are not assets of any "plan" (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the "Code")) subject to Section 4975 of the Code or any "employee benefit plan" (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA")) subject to Title I of ERISA, and (2) do not constitute "plan assets" within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

  (i)
  Counterparty shall promptly provide written notice to Morgan Stanley upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Morgan Stanley.

  (ii)
  (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Morgan Stanley or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Morgan Stanley or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

  (iii)
  Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (iv)
  Counterparty's filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (v)
  Counterparty has not violated, and shall not directly or indirectly violate in any material respect, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

  (vi)
  The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement dated as of June 11, 2007 between Counterparty, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as representatives of the underwriters parties thereto, and the other parties thereto (the "Underwriting Agreement") are true and correct and are hereby deemed to be repeated to Morgan Stanley as if set forth herein.

  (vii)
  The Shares issuable upon exercise of all Warrants (the "Warrant Shares") have been duly authorized and, when delivered pursuant to the terms of such Transaction, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights.

  (viii)
  Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, insolvent.

  (ix)
  Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an "investment company" as such term is defined in the U.S. Investment Company Act of 1940, as amended.

  (x)
  Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Morgan Stanley is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB's Liabilities & Equity Project.

  (xi)
  Counterparty understands, agrees and acknowledges that no obligations of Morgan Stanley to it hereunder, if any, shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Morgan Stanley or any governmental agency.

  (xii)
  Counterparty shall deliver to Morgan Stanley an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Morgan Stanley in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

Miscellaneous:

  Effectiveness.    If, prior to the Effective Date, Morgan Stanley reasonably determines that it is advisable to cancel the Transaction because of concerns that Morgan Stanley's related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

  Netting and Set-Off.    The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

  Qualified Financial Contracts.    It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a "qualified financial contract" within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party's rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

  Amendment.    If the underwriters party to the Underwriting Agreement exercise their right to purchase additional Convertible Notes as set forth therein, then, at the request of Counterparty, Morgan Stanley and Counterparty will amend this Confirmation to provide for a corresponding increase in the Number of Warrants, subject to the repetition by Counterparty of the representations and warranties made by Counterparty in this Confirmation as of the date of such amendment and agreement on pricing terms acceptable to Morgan Stanley and Counterparty (such amendment to provide for the payment by Morgan Stanley to Counterparty of the additional premium related thereto).

  Method of Delivery.    Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Morgan Stanley and Counterparty shall be transmitted exclusively through Agent.

  Status of Claims in Bankruptcy.    Morgan Stanley acknowledges and agrees that this Confirmation is not intended to convey to Morgan Stanley rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Morgan Stanley's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction either outside of bankruptcy proceedings or (subject only to the limitation on seniority in the preceding clause) within a bankruptcy proceeding; provided, further, that nothing herein shall limit or shall be deemed to limit Morgan Stanley's rights in respect of any transactions other than the Transaction.

  No Collateral.    Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

  Securities Contract; Swap Agreement.    The parties hereto agree and acknowledge that Morgan Stanley is a "financial institution," "swap participant" and/or "financial participant" within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the "Bankruptcy Code"). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a "termination value," "payment amount" or "other transfer obligation" within the meaning of Section 362 of the Bankruptcy Code and a "settlement payment" within the meaning of Section 546 of the Bankruptcy Code, and (ii) a "swap agreement," as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a "termination value," a "payment amount" or "other transfer obligation" within the meaning of Section 362 of the Bankruptcy Code and a "transfer" within the meaning of Section 546 of the Bankruptcy Code, and (B) that Morgan Stanley is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

  Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events.    If Counterparty owes Morgan Stanley any amount in connection with the Transaction pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty's control) (a "Counterparty Payment Obligation"), Counterparty shall have the right, in its sole discretion, to satisfy any such Counterparty Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Morgan Stanley, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable ("Notice of Counterparty Termination Delivery"). Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Counterparty shall deliver to Morgan Stanley a number of Termination Delivery Units having a cash value equal to the amount of such Counterparty Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). In addition, if, in the good faith reasonable judgment of Morgan Stanley, for any reason, the Termination Delivery Units deliverable pursuant to this paragraph would not be immediately freely transferable by Morgan Stanley under Rule 144(k) under the Securities Act, then Morgan Stanley may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) require that such delivery take place pursuant to the provisions set forth opposite the caption "Registration/Private Placement Procedures" below. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to "Shares" shall be read as references to "Termination Delivery Units." It is understood and agreed that notwithstanding anything to the contrary in the Equity Definitions or the Agreement, Morgan Stanley shall have no obligation hereunder or under the Agreement to make any delivery or payment to Counterparty in connection with any Early Termination Date.

  "Termination Delivery Unit" means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (b) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a

  unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

  Registration/Private Placement Procedures.    If, in the reasonable opinion of Morgan Stanley, following any delivery of Shares or Termination Delivery Units to Morgan Stanley hereunder, such Shares or Termination Delivery Units would be in the hands of Morgan Stanley subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Termination Delivery Units pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Termination Delivery Units being "restricted securities", as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Termination Delivery Units being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Termination Delivery Units, "Restricted Shares"), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) of Annex A hereto at the election of Counterparty, unless waived by Morgan Stanley. Notwithstanding the foregoing, solely in respect of any Warrants exercised or deemed exercised on any Exercise Date, Counterparty shall elect, prior to the first Settlement Date for the first Exercise Date, a Private Placement Settlement (as defined in Annex A hereto) or Registration Settlement (as defined in Annex A hereto) for all deliveries of Restricted Shares for all such Exercise Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) of Annex A hereto shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement Settlement or Registration Settlement for such aggregate Restricted Shares delivered hereunder. If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii) of Annex A, as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

  Share Deliveries.    Counterparty acknowledges and agrees that, to the extent that Morgan Stanley is not then an affiliate, as such term is used in Rule 144 under the Securities Act, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Morgan Stanley shall not be considered such an affiliate of Counterparty solely by reason of its right to receive of Shares pursuant to a Transaction hereunder), and otherwise satisfies all holding period and other requirements of Rule 144 under the Securities Act applicable to it, any Shares or Termination Delivery Units delivered hereunder at any time after 2 years from the Premium Payment Date shall be eligible for resale under Rule 144(k) under the Securities Act, and Counterparty agrees to promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Termination Delivery Units.

  Counterparty further agrees that with respect to any Shares or Termination Delivery Units delivered hereunder at any time after 1 year from the Premium Payment Date but prior to 2 years from the Premium Payment Date, to the extent that Morgan Stanley then satisfies the holding period and other requirements of Rule 144 under the Securities Act, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from the certificates representing such Share or Termination Delivery Units upon delivery by Morgan Stanley to Counterparty or such transfer agent of customary seller's and broker's representation letters in connection with resales of such Shares or Termination Delivery Units pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Morgan Stanley. Counterparty further agrees and acknowledges that Morgan Stanley shall run a holding period under Rule 144 under the Securities Act with respect to the Warrants and/or any Shares or Termination Delivery Units delivered hereunder notwithstanding the existence of any other transaction or transactions between Counterparty and Morgan Stanley relating to the Shares. Counterparty further agrees that Shares or Termination Delivery Units delivered hereunder prior to the date that is 1 year from the Premium Payment Date may be freely transferred by Morgan Stanley to its affiliates, and Counterparty shall effect such transfer without any further action by Morgan Stanley. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, the certificates representing such Shares or Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 under the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, the agreements of Counterparty herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Counterparty, to comply with Rule 144 under the Securities Act, including Rule 144(k), as in effect at the time of delivery of the relevant Shares or Termination Delivery Units.

  No Material Non-Public Information.    On each day during the period beginning on the Trade Date and ending on the Effective Date (inclusive), and on the date of any increase in the Number of Warrants that may be agreed pursuant to "Amendment" above, Counterparty represents and warrants to Morgan Stanley that it is not aware of any material nonpublic information concerning itself or the Shares.

  Limit on Beneficial Ownership.    Notwithstanding any other provisions hereof, Morgan Stanley may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery hereunder (including pursuant to provisions opposite the headings "Alternative Calculations and Counterparty Payments on Early Termination and on Certain Extraordinary Events," "Registration/Private Placement Procedures," "Limitation on Delivery of Shares" or Annex A) shall be made, to the extent (but only to the extent) that the receipt of any Shares upon such exercise or delivery would result in Morgan Stanley directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Morgan Stanley directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to Morgan Stanley or exercise hereunder is not made, in whole or in part, as a result of this provision, Counterparty's obligation to make such delivery and Morgan Stanley's right to exercise a Warrant shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Morgan Stanley gives notice to Counterparty that such exercise or delivery would not result in

  Morgan Stanley directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.

  Repurchase Notices.    On any day Counterparty effects any repurchases of Shares, Counterparty shall promptly provide Morgan Stanley with a written notice of such repurchase (a "Repurchase Notice") if the Warrant Equity Percentage (as defined below) is (a) equal to or greater than 6.0% and (b) greater by 0.5% than the Warrant Equity Percentage set forth in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the date hereof). The Warrant Equity Percentage as of any day is the fraction of (1) the numerator of which is the Number of Warrants, and (2) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Morgan Stanley and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling person (each, an "Indemnified Person") from and against any and all losses (including losses relating to Morgan Stanley's hedging activities as a consequence of becoming, or of the risk of becoming, an "insider" as defined under Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expense (including reasonable attorney's fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Counterparty's failure to provide Morgan Stanley with a Repurchase Notice on the day and in the manner specified herein, and to reimburse, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

  Limitation On Delivery of Shares.    Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required to deliver Shares in connection with the Transaction in excess of 2,739,476 Shares (the "Maximum Delivery Amount"). Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Delivery Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Delivery Amount (such Shares, the "Available Shares"). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph (the resulting deficit, the "Deficit Shares"), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Morgan Stanley of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

  Without first obtaining the approval of the holders of Counterparty's Class A common stock and Special Class A voting stock for the issuance of the required Shares in excess of the Share Cap, Counterparty will not take any action or engage in any transaction that would result in an adjustment pursuant to the terms of this Transaction that would cause the number of Shares becoming issuable (i) in settlement of part or all of the Convertible Notes (as defined below) and (ii) pursuant to the settlement of this Transaction and the other warrant transaction(s) entered into on the Trade Date by Counterparty in connection with the issuance of the Convertible Notes, taken together, to exceed the Share Cap. "Share Cap" means the number of Shares that equals the lesser of (a) 19.99% of the number of Shares outstanding on the Trade Date or (b) 19.99% of the number of Shares outstanding on the date such Shares are to be issued.

  Additional Termination Event.    The occurrence of any of the following shall constitute an Additional Termination Event with respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any Additional Termination Event, Morgan Stanley may choose to treat part of the Transaction as the sole Affected Transaction, and, upon termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

          (i)    Prior to the second anniversary of the Effective Date, Morgan Stanley reasonably determines based on advice of counsel that it is advisable to terminate a portion of the Transaction so that Morgan Stanley's related hedging activities will comply with applicable securities laws, rules or regulations;

          (ii)   the Shares are not approved for listing on the New York Stock Exchange and are not listed for trading on another U.S. national securities exchange;

          (iii)  (A) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, or any successor provisions, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the "Permitted Parties" (as defined in Annex C)), is or becomes the "beneficial owner" (as that term is used in Rule 13d-3 under the Exchange Act, as in effect on the Trade Date; except that the number of shares of Counterparty's voting stock will be deemed to include, in addition to all outstanding shares of Counterparty's voting stock and shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination ("unissued shares") deemed to be held by the "person" or "group" or other person with respect to which the determination is being made, all unissued shares deemed to be held by all other persons), directly or indirectly, of 50% or more of the total voting power of all outstanding classes of Counterparty's shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of the Counterparty (but excluding any debt securities convertible into such equity) ("capital stock") normally entitled (without regard to the occurrence of any contingency) to vote generally on matters to be decided by Counterparty's stockholders ("voting stock"), which currently consists of the Class A common stock and the Special Class A voting stock, or has the power, directly or indirectly, to elect a majority of the members of Counterparty's board of directors; or (B) any "person" or "group" is or becomes the "beneficial owner", directly or indirectly, of 80% or more of the Shares then outstanding;

          (iv)  Counterparty consolidates with, or merges with or into, another person, or Counterparty sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or any person consolidates with, or merges with or into, Counterparty unless either (i) the persons that "beneficially owned," directly or indirectly, the shares of Counterparty's voting stock immediately prior to such transaction "beneficially own," directly or indirectly, immediately after such transaction shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person, or (ii) (A) at least 90% of the consideration (other than cash payments for fractional shares or pursuant to dissenters' appraisal rights) in such transaction consists of common stock traded on the New York Stock Exchange or on another U.S. national securities exchange (or which will be so traded immediately following such transaction) and (B) as a result of such transaction, the 2.5% Convertible Senior Notes due July 30, 2013 issued by Counterparty (the "Convertible Notes") would be convertible solely into such shares of common stock;

          (v)   (A) individuals who on the Trade Date constituted Counterparty's board of directors and (B) any new directors who were nominated by the nominating committee or nominating subcommittee of the Board of Directors in accordance with Counterparty's restated certificate of incorporation or who were elected to Counterparty's board of directors with the approval of at least a majority of the directors then still in office either who were directors on the Trade Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of Counterparty's board of directors; or

          (vi)  holders of Counterparty's capital stock approve any plan or proposal for liquidation or dissolution of Counterparty.

  Transfer or Assignment.    Notwithstanding any provision of the Agreement to the contrary, Morgan Stanley may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty.

  If, as determined in Morgan Stanley's sole discretion, (x) its "beneficial ownership" (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8.5% of Counterparty's outstanding Shares and (y) Morgan Stanley is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction to reduce such "beneficial ownership" below 8.5%, Morgan Stanley may designate any Scheduled Trading Day as an Early Termination Date

  with respect to a portion (the "Terminated Portion") of this Transaction, such that its "beneficial ownership" following such partial termination will be approximately equal to but less than 8.5%. In the event that Morgan Stanley so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion (allocated among the Components thereof in the discretion of Morgan Stanley), (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption "Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events" shall apply to any amount that is payable by Counterparty to Morgan Stanley pursuant to this sentence).

  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Morgan Stanley to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Morgan Stanley may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Morgan Stanley's obligations in respect of the Transaction and any such designee may assume such obligations. Morgan Stanley shall be discharged of its obligations to Counterparty to the extent of any such performance.

  Severability; Illegality.    If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

  Waiver of Jury Trial.    EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

  Governing law:    The law of the State of New York.

Contact information.    For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a)
Counterparty

Molson Coors Brewing Company
1225 17th Street
Suite 3100
Denver, CO 80202 USA
Attention: Mike Rumley, Director, Global Pensions & Financial Risk Management
Fax: 303-277-7168

(b)
Morgan Stanley

Morgan Stanley Bank
c/o Morgan Stanley
750 Seventh Avenue, 29th Floor
New York, NY 10019
Attention: Robert Poselle
Telephone: (212) 762-4242
Facsimile: (212) 507-3567

with a copy to:

Law Division
Morgan Stanley
1585 Broadway, 38th Floor
New York, NY 10036
Attention: Anthony Cicia
Telephone: (212) 761-3452
Facsimile: (212) 507-4338

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Morgan Stanley a facsimile of the fully-executed Confirmation to Morgan Stanley at 212-507-3567. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ RAJUL PATEL Name: Rajul Patel Title: Vice President

MORGAN STANLEY BANK

By:	Name: Title:

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

MOLSON COORS BREWING COMPANY

By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President and Treasurer

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Morgan Stanley a facsimile of the fully-executed Confirmation to Morgan Stanley at 212-507-3567. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	Name: Title:

MORGAN STANLEY BANK

By:	/s/ RICHARD UHLIG Name: Richard Uhlig Title: Chief Executive Officer

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

MOLSON COORS BREWING COMPANY

By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President and Treasurer

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EXHIBIT 10.7